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      EXHIBIT 23.3   CONSENT OF PARENTE, RANDOLPH, ORLANDO, CAREY & ASSOCIATES


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                          INDEPENDENT AUDITORS' CONSENT
                          -----------------------------






We consent to the incorporation by reference in this Registration Statement on Form S-8 of Northeast Pennsylvania Financial Corp. of our report dated November 7, 1996, relating to the consolidated balance sheet of First Federal Savings and Loan Association of Hazleton and subsidiaries as of September 30, 1996, and the related consolidated statements of income, changes in equity, and cash flows for each of the years ended September 30, 1996 and 1995, which report is incorporated by reference to the 424(b) Prospectus filed by Northeast Pennsylvania Financial Corp. with the Securities and Exchange Commission.

/s/  Parente, Randolph, Orlando, Carey & Associates

Parente, Randolph, Orlando, Carey & Associates


Hazleton, Pennsylvania
October 21, 1998